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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Maxwell Technologies, Inc. of our report on the financial statements of Space Electronics Inc., dated January 23, 1998 included in Maxwell Technologies, Inc. Form 8-K, dated February 12, 1999 and to all references to our firm included in this Amendment No. 1 to Registration Statement. It should be noted that we have not audited any financial statements of Space Electronics Inc. subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.



                                       /s/ Arthur Andersen LLP
                                       ARTHUR ANDERSEN LLP

San Diego, California
July 7, 1999